Exhibit 10.1

December 2, 2020

Eric Guerin
Sent via electronic mail

Dear Eric,

Congratulations! Let me be the first to welcome you to CDK Global, a leading provider of integrated technology solutions to dealerships for automobiles, motorcycles, boats, recreational vehicles, and heavy equipment throughout the world.

This letter confirms our conversation concerning your offer of employment with CDK Global. Your start date as EVP, Chief Financial Officer will be January 18, 2021. You will report to the Chief Executive Officer, Brian Krzanich. All compensation and benefit programs available to Senior Officers, including those outlined in this letter, will be available to you effective January 18. The components of this offer are as follows:

Your annual salary will be $600,000.

Your management bonus will have a target of 80% of your annual base salary. Your bonus payout will be calculated based on performance against a set of objectives which will be determined upon your start with CDK. Your bonus will be prorated based on the number of days worked in the fiscal year as of your start date.

You are eligible to participate in our corporate officer equity program. Equity grants will be made in accordance with the program guidelines, subject to the terms and conditions in effect at the time of grant, and subject to Board approval. Based on current terms of the plan, you will be eligible for a target grant of $1,750,000 in equity value, inclusive of $1,050,000 in time-vested restricted stock units (RSUs) and $700,000 in performance stock units (PSUs). The number of shares will be determined by the closing price CDK stock on the grant date. The PSUs will be settled in shares of CDK stock following the end of the three year performance period and the number of PSUs awarded will be based on CDK’s actual results against the defined financial goals for the performance period. Your initial PSU award will be based on the FY21-23 performance period. One-third of the RSUs will vest on the first anniversary of the grant date. An additional one-third of the RSUs will vest in September, 2022, and the remaining RSUs will vest in September, 2023. Following the grant date you will receive confirmation of your equity awards and the details of the grant.

In addition, you will be awarded a one-time equity grant of $500,000 in time vested RSUs. The actual number of RSUs granted will be determined based on CDK’s closing stock price on the grant date. This award will vest in full on the first anniversary of the grant date.

You will receive a one-time cash sign-on bonus of $500,000, payable upon the successful completion of 30 days of employment. You will be required to repay this sign-on bonus in its entirety (net of taxes) to CDK Global should you voluntarily resign or be terminated for “cause” (as defined in the Severance Plan) within one year of employment, and you will be required to repay 50% of this bonus ($250,000, net of taxes) should you voluntarily resign or be terminated for cause after the one-year anniversary and prior to the two-year anniversary of your start date.

You will be eligible for an executive relocation package. Additionally, you will be eligible to participate in the officer car perquisite program.

The equity components of the offer described above are subject to the terms and conditions of the specific plan documents. Please note that this offer is contingent upon the successful completion of our standard background and reference check, as noted on the following page under Important Reminders. This offer is also contingent on the approval of the Board of Directors.

We think you will find CDK Global to be an exciting and dynamic place to work. We are glad you have decided to join the CDK Global team.

Sincerely,

/s/ Amy W. Byrne

Amy W. Byrne

EVP, Chief Human Resources & Communications Officer

Cc:	Lee Brunz, EVP, General Counsel
Paul Reiman, VP, Total Rewards & HR Operations

Signature of Acceptance

/s/ Eric Guerin	December 3, 2020
Name	Date

IMPORTANT REMINDERS

In conjunction with this offer letter, here are additional items of importance that you must comply with or need to know about:

Background Check; Required Documentation: This offer is conditioned on your satisfactory completion of CDK’s standard background check process, which we will initiate immediately. In addition, on your first day of work, please bring with you documents to establish your identity and authorization to work in the United States, as required by the Immigration Reform and Control Act of 1986. Please note that failure to provide the proper documentation within three days of your start date may affect your continued employment with CDK Global.

New Hire Agreement: In accordance with our policy, your employment is conditioned upon your review and execution of a New Hire Agreement, which sets forth various obligations of CDK employees, including confidentiality and non-solicitation obligations. Please refer to your electronic welcome materials for the New Hire Agreement.

At-Will Employment: Your employment with CDK Global is on an at-will basis, and either you or CDK can terminate the employment relationship at any time for any reason, with or without advance notice and with or without cause. CDK Global also reserves the right to amend or terminate any form of compensation or benefits for any reason and at any time at CDK’s discretion. No one other than the Chief Executive Officer or General Counsel of CDK may enter into any agreement with you contrary to the foregoing and any such contrary agreement must be in writing and signed by the Chief Executive Officer or General Counsel.